EXHIBIT 15.1

The Board of Directors and Stockholder
Federal Express Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-80001, 333-39006 and 333-86342-16) of Federal Express Corporation and in the related Prospectuses, of our report dated December 16, 2003, relating to the unaudited condensed consolidated interim financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended November 30, 2003.

/s/ Ernst & Young LLP

Memphis, Tennessee
December 19, 2003